Exhibit 99.1

News Release	Buckeye Partners, L.P. PO Box 368 Emmaus, PA 18049
NYSE: BPL	(800) 422-2825

Contact:	Stephen R. Milbourne,	04-08
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS 2004 SECOND QUARTER RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

     Emmaus, PA – July 29, 2004 . . . Buckeye Pipe Line Company LLC, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today reported that the Partnership’s net income for the second quarter of 2004 was $19.9 million, an increase of 13.0 percent from net income of $17.6 million in the 2003 period. On a per unit basis, net income was $0.69 during the second quarter of 2004 as compared with $0.61 last year. Revenue in the second quarter of 2004 was $70.5 million compared with revenue of $67.0 million in the second quarter of 2003. Operating income in the 2004 period was $27.6 million compared with $25.5 million in the second quarter of 2003.

     Pipeline volume for the second quarter of 2004 was 1,117,400 barrels per day, a 1.3 percent increase over the second quarter of 2003. Increased second quarter 2004 revenue reflects increased pipeline transportation and terminal throughput volumes and higher pipeline tariffs, as well as increased Gulf Coast contract operations. Costs and expenses for the second quarter 2004 were $42.9 million compared to $41.5 million for the second quarter 2003. Second quarter 2004 operating costs increased compared to last year as a result of higher costs associated with expanded Gulf Coast operations and additional casualty expense; these cost increases were partially offset by lower outside services costs for third-party contract services and maintenance.

     The Board of Directors of Buckeye Pipe Line Company also declared a regular quarterly partnership cash distribution of $0.6625 per limited partnership unit payable August 31, 2004, to unitholders of record on August 9, 2004. This cash distribution represents a quarterly increase in the distribution of $0.0125 per limited partnership unit to an indicated annual cash distribution level of $2.65. This is the 70th consecutive quarterly

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Buckeye — 2004 First Quarter	Page 2

cash distribution paid by the Partnership, and the second increase in the cash distribution this year.

     “We are pleased to report another quarter of excellent financial results at Buckeye Partners, L.P,” said W. H. Shea, Jr., Chairman, President and Chief Executive Officer of the general partner. “Our strong revenues and operating income results thus far in 2004 support our announcement of an increase in the distribution from $2.60 per LP unit to $2.65 per LP unit on an annualized basis. In the second quarter, we also announced that Buckeye had entered into a definitive agreement with Shell Oil Products U.S. (and affiliates) to purchase five pipelines and 25 petroleum product terminals in the Midwestern United States for a purchase price of $530 million. We are excited about this acquisition and the prospect of acquiring these quality petroleum product pipelines and terminals. Subject to regulatory approvals, we expect the transaction to close in early in the fourth quarter of 2004.”

     Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation’s largest independent pipeline common carriers of refined petroleum products with nearly 3,800 miles of pipeline. The Partnership also operates approximately 1,400 miles of pipeline under agreements with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

     Buckeye will host the 2004 second quarter conference call on Friday, July 30, at 11:00 a.m. Eastern Time. Interested parties are invited listen via the Internet, on either a live or replay basis at: http://phx.corporate-ir.net/playerlink.zhtml?c=110823&s=wm&e=921517. A replay will also be available from July 30, 2004 to August 6, 2004 by dialing (800) 642-1687 Code: 8986379.

* * * * *

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results.

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Buckeye — 2004 First Quarter	Page 3

Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in laws and regulations, including safety, tax and accounting matters; (3) competitive pressures from alternative energy sources; (4) liability for environmental claims; (5) improvements in energy efficiency and technology resulting in reduced demand; (6) labor relations; (7) changes in real property tax assessments; (8) regional economic conditions; (9) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (10) disruptions to the air travel system; (11) security issues relating to the Partnership’s assets; (12) interest rate fluctuations and other capital market conditions; and (13) the satisfaction of the conditions to the closing of the proposed Shell transaction. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

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Buckeye — 2004 First Quarter	Page 4

BUCKEYE PARTNERS, L.P.
CONDENSED STATEMENT OF INCOME
(In Millions, Except Per Unit Amounts)

	Three Months		Six Months
	Ended		Ended
	June 30		June 30
	2004	2003	2004	2003
Revenue	$70.5	$67.0	$142.3	$132.8

Costs and Expenses
Operating expenses	33.0	32.5	67.4	64.2
Depreciation and amortization	5.8	5.5	11.6	11.0
General and administrative	4.1	3.5	7.6	7.3

Total costs and expenses	42.9	41.5	86.6	82.5

Operating Income	27.6	25.5	55.7	50.3

Other income (expenses)
Investment income	1.8	0.6	3.2	1.1
Interest and debt expense	(5.5)	(4.9)	(10.9)	(10.1)
Minority interest and other	(4.0)	(3.6)	(8.0)	(7.0)

Total other income (expenses)	(7.7)	(7.9)	(15.7)	(16.0)

Net Income	$19.9	$17.6	$40.0	$34.3

Net Income per unit	$0.69	$0.61	$1.38	$1.21

Average Number of units	29.0	28.9	29.0	28.4
Pipeline Operating Data
Volume (thousand barrels / day)	1,117.4	1,103.0	1,141.2	1,111.3
Barrel-miles (billions)	13.0	13.1	26.0	25.2
Average tariff rate (cents / barrel)	56.3	55.5	55.8	54.4

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